                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Sapient Corporation:

We consent to inclusion in this registration statement on Form S-3 of Sapient Corporation of our report dated April 16, 1999, with respect to the consolidated balance sheets of Sapient Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998.

We consent to incorporation by reference in this registration statement on Form S-3 of Sapient Corporation of our report dated April 16, 1999, with respect to the supplemental consolidated balance sheets of Sapient Corporation and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Supplemental Consolidated Financial Statements on Form 8-K/A of Sapient Corporation.

We consent to the incorporation by reference in this registration statement on Form S-3 of Sapient Corporation of our report dated January 22, 1999, with respect to the consolidated balance sheets of Sapient Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Sapient Corporation.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



                                        /s/ KPMG LLP

                                        KPMG LLP

Boston, Massachusetts
October 21, 1999